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                      [RENTAL SERVICE CORPORATION LETTERHEAD]

                                  June 14, 1999

Atlas Copco AB
S-105
23 Stockholm, Sweden
Attention:  Lennart Johansson, Senior Vice President

Ladies and Gentlemen:

                  In connection with your consideration of a possible negotiated transaction (the "Transaction") with Rental Service Corporation (the "Company"), the Company and its Representatives (as defined below) are prepared, upon your execution and delivery of this letter, to make available to you and your Representatives certain information concerning the Company and the Company's subsidiaries' business, financial condition, prospects, operations, assets, properties and liabilities. All such information (whether written or oral) relating, directly or indirectly, to the Company or its subsidiaries furnished, delivered or disclosed by the Company or its Representatives before, on or after the date hereof (whether prepared by the Company, its Representatives or otherwise and regardless of the manner in which it is furnished) and all notes, analyses, compilations, extracts, forecasts, studies, interpretations or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, a Transaction which contain, reflect or are based, in whole or in part, upon any such information, is hereinafter referred to in this letter agreement as "Evaluation Material." As a condition to, and in consideration of, Evaluation Material being furnished to you and your Representatives, you agree to treat such Evaluation Material in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as hereinafter set forth. As used in this letter agreement, the term "Representatives" means, as to any person, such person's affiliates and its and their directors, officers, employees, shareholders, partners, subsidiaries, affiliates, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers, appraisers and financial advisors), controlling persons, potential financing sources or other representatives. The term "person" as used in this letter agreement shall be broadly interpreted to include any corporation, partnership, group, individual or other entity (including the media).

                  The term "Evaluation Material" does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in contravention of this letter agreement, (b) was available to you on a non-confidential basis prior to its disclosure by the Company or its Representatives, provided that the source of such information was not known by you after due inquiry to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (c) is or becomes available to you on a non-confidential basis from a source (other than the Company or any of its


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Representatives), provided that the source of such information was not known by you after due inquiry to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to the Company or its Representatives with respect to such information, or (d) is independently developed by you without violating your obligations under this letter agreement.

                  You hereby agree that you and your Representatives (a) will not use any Evaluation Material other than in connection with your evaluation of a Transaction, (b) will keep the Evaluation Material confidential, and (c) will not disclose or reveal any Evaluation Material or any information about a possible Transaction (including the terms and conditions thereof or any other facts relating thereto) to any person in any manner whatsoever without the Company's prior written consent, except as otherwise provided in this letter agreement or as may be required by law, stock exchange rules or court order subject to the provisions set forth below. Notwithstanding the foregoing clause
(c), you may disclose Evaluation Material to your Representatives who are actively and directly participating in your evaluation of a Transaction and who need to know such information for the sole purpose of evaluating a Transaction; PROVIDED, HOWEVER, such Representatives are informed by you of the confidential nature of the Evaluation Material and such Representatives agree to comply with the terms of this letter agreement applicable to such Representatives; and PROVIDED, FURTHER, that such information shall not be provided to your financing sources (if any) without prior notification of their identities to the Company (which identities the Company shall keep strictly confidential). You shall be responsible for the breach of this letter agreement by your Representatives (including those who subsequent to the first date of disclosure of Evaluation Material cease to be a Representative), and you agree, at your sole expense, to take all reasonable measures to restrain your Representatives from disclosure or use of the Evaluation Material in contravention of this letter agreement.

                  In addition to the foregoing, you agree that, except as required by law (including, without limitation, Delaware state law and the rules and regulations promulgated under the federal securities laws), stock exchange rules or the rules, regulations, order or request of any governmental entity (including the Securities and Exchange Commission) or as otherwise provided in this letter agreement, without the prior written consent of the Company you and your Representatives will not disclose to any other person the fact that the Evaluation Material exists or has been made available, that you are considering or are interested in a possible Transaction or any other transaction involving the Company or that discussions or negotiations are taking place concerning a Transaction or involving the Company (or any of the terms, conditions or other facts with respect thereto, including the status thereof). Without limiting the generality of the foregoing, you agree that, without the prior written consent of the Company, or as otherwise specifically provided in this letter agreement, you will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions which might lead to such an agreement, arrangement or understanding, with any person other than your Representatives regarding a possible Transaction. The Company agrees that, without your prior written consent, except as required by law (including, without limitation, Delaware state law and the rules and regulations promulgated under the federal securities laws), stock exchange rules or the rules, regulations, order or request of any governmental entity (including the Securities and Exchange


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Commission) it will not make any general public announcement or disclosure which specifically identifies you and in connection therewith announces or discloses (a) that the Evaluation Material has been made available to you,
(b) that you are considering or are interested in a possible Transaction or any other transaction involving the Company or (c) that discussions or negotiations are taking place with you concerning a Transaction or involving the Company (or any of the terms, conditions or other facts with respect thereto, including the status thereof).

         In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law or regulation or by legal process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or by applicable state, rule or regulation or by governmental regulatory authorities or otherwise) to disclose any Evaluation Material or any other information concerning a Transaction, you agree to provide the Company with prompt written notice of any such request or requirement and a copy of such request so that the Company may seek a protective order or other appropriate remedy and/or may consult with you with respect to taking steps to resist or narrow the scope of such request or, in the Company's sole discretion, waive compliance, in whole or in part, with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or a waiver by the Company of compliance with the terms of this letter agreement, you or any of your Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Evaluation Material, you or your Representatives will disclose only that portion of the Evaluation Material as to which you are advised by such counsel in writing is legally required to be disclosed (and as to which you provide a certification to the Company to that effect), and you will exercise your reasonable best efforts to preserve the confidentiality of the Evaluation Material so disclosed, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

                  You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

                  At any time upon your decision not to proceed with a Transaction, you will promptly inform either Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") or Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisors, of such decision. In such event or at any time upon the request of the Company or any of its Representatives for any reason, you will promptly deliver to the Company all Evaluation Material furnished to you or your Representatives or otherwise in your or your Representatives' possession and destroy all copies, reproductions, summaries, extracts or compilations thereof or based thereon and all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained; PROVIDED, HOWEVER, in the event you become a party to any lawsuit, court action or legal proceeding relating to the Company, a Transaction or


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this letter agreement (and for so long as such lawsuit, court action or legal proceeding is pending), you shall be entitled to retain any Evaluation Material if, in the written opinion of your outside legal counsel, such Evaluation Material may not be returned or destroyed due to such lawsuit, court action or legal proceeding (but, in such circumstances, such Evaluation Material shall be removed from your premises and escrowed solely in the office of such outside counsel). Any destruction of Evaluation Material pursuant to this paragraph shall be confirmed to the Company in writing by an authorized officer. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by their respective obligations of confidentiality and other obligations hereunder (including with respect to any oral Evaluation Material).

                  You understand and acknowledge that none of the Company, Merrill Lynch, Morgan Stanley or any of the Company's other Representatives (and none of their respective officers, directors, employees, agents, controlling persons) makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that none of the Company, Merrill Lynch, Morgan Stanley or any of the Company's other Representatives (and none of their respective officers, directors, employees, agents, controlling persons) shall have any liability to you or to any of your Representatives relating to, arising out of or resulting from the Evaluation Material or the use thereof or any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Evaluation Material and that only those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

                  You agree that, for a period of one (1) year from the date of this letter agreement, neither you nor any of your affiliates or Representatives will in any manner, directly or indirectly, without the prior written consent of the Company or its Board of Directors:

                  (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, agree to effect or cause or participate in, directly or indirectly, or in any way assist any other person to effect, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition, directly or indirectly, by purchase or otherwise, of any securities (or beneficial ownership thereof), or rights to acquire any securities, of the Company or any subsidiary thereof or any successor to or person in control of the Company, or any assets of the Company or any subsidiary thereof or of any such successor or controlling person; (ii) any tender or exchange offer, merger, consolidation or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any material portion of the Company's business; or (iv) any direct or indirect "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or written consents in lieu of a meeting as to any voting securities of the Company (or seek to advise or


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                           influence any person with respect to the voting of
                           any voting securities of the Company);

                  (b) act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or propose any matter for submission to a vote of stockholders of the Company;

                  (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any subsidiary thereof or any of its securities or assets or relating to any of the types of matters set forth in clause (a) above;

                  (d) form, join or in any way participate in a "group" (as defined under the Securities Act of 1934, as amended) with respect to any of the foregoing; or

                  (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing or advise, assist, encourage, finance or seek to persuade others to take any action with respect to the foregoing.

You will promptly notify the Company of any inquiry or proposal made to you with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents) or its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

                  In consideration of the Evaluation Material being furnished hereunder, you agree that, for a period of one (1) year from the date of this letter agreement, neither you nor any of your affiliates will, directly or indirectly, solicit for employment or employ any employee of the Company or any of its subsidiaries with whom you or your Representatives have had contact in connection with your receipt or review of Evaluation Material or your consideration of a possible negotiated transaction without obtaining the prior written consent of the Company, provided that this paragraph shall not prohibit you or your affiliates from discussing employment opportunities with, or hiring, any employee of the Company who contacts you or initiates such discussions with you or your affiliate without any direct or indirect solicitation or encouragement by you or pursuant to a general solicitation for employment which is not specifically directed at the Company's employees.

                  You and the Company each understand and agree that no contract or agreement providing for any Transaction shall be deemed to exist between the parties unless and until a final definitive agreement has been executed and delivered by the parties. You and the Company each also agree that unless and until a final definitive agreement regarding a Transaction has been executed and delivered by the parties, neither you, the Company nor any of their respective Representatives will be under any legal obligation and shall have no liability to the other party of any kind whatsoever with respect to a Transaction, other than pursuant to this letter agreement.


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In connection with your consideration of a Transaction, you acknowledge that the Board of Directors of the Company has not made any determination to enter into any transaction or agreement with you solely by virtue of the Company's execution of this letter agreement.

                  You agree that all communications regarding a Transaction, requests for additional information, facility tours or management meetings and discussions or questions regarding procedures with respect to a Transaction will be first submitted or directed to either Merrill Lynch or Morgan Stanley, and not to the Company. You further acknowledge and agree that the Company reserves the right, in its sole discretion, (a) to conduct any process for any transaction involving the Company in such manner as the Company may determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement with any third party without notice to you or any other person), (b) to change the procedures relating to any process or our consideration of any transaction involving the Company at any time without notice to you or any other person, (c) to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, and (d) to terminate discussions and negotiations with you at any time and request the return of all Evaluation Material in accordance with this letter agreement.

                  The provisions of this letter agreement cannot be amended or waived except with the written consent of each of the parties hereto. You and the Company each understand and agree that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. No modification, waiver, termination, rescission, discharge or cancellation of this letter agreement and no waiver of any provision of or default under this letter agreement by you or the Company shall affect the rights of either party thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

                  You and the Company further understand and agree that money damages would be an inadequate remedy for any actual or threatened breach of this letter agreement by the other party or its Representatives and that you or the Company, as the case may be, shall be entitled to equitable relief, including injunctive relief, to prevent any breach of the provisions of this letter agreement, without the necessity of proving actual damages or of posting any bond, and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement, but shall be without prejudice to and in addition to all other rights and remedies available to you or the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that either party or such party's Representatives have breached this letter agreement, then you shall be liable and shall reimburse the non-breaching party for its costs and expenses (including, without limitation, legal fees and expenses) incurred by the breaching party in connection with such breach or litigation, including any appeals therefrom.

                  If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms,


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provisions, covenants and restrictions of this letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party. This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding and representations, whether oral or written, of the parties in connection herewith. No covenant, condition or representation not expressed in this letter agreement shall affect or be effective to interpret, change or restrict this letter agreement. No prior drafts of this letter agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this letter agreement. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any assignment of this letter agreement by you without the prior written consent of the Company shall be void.

                  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.


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                  Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                              Very truly yours,

                              RENTAL SERVICE CORPORATION

                              By:   /s/  Robert M. Wilson
                                 ---------------------------------------------
                              Name:  Robert M. Wilson
                              Title: Executive Vice President, Chief Financial
                                     Officer, Secretary and Treasurer

ACCEPTED AND AGREED as of the
date first written above:

ATLAS COPCO AB (public)

By:    /s/  Lennart Johansson           By:     /s/ Hakan Osvald
   -----------------------------            --------------------------
Name:  Lennart Johansson                Name:      Hakan Osvald
     ---------------------------             -------------------------
Title: Senior Vice President            Title:     Vice President
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